 EXHIBIT 2.1

TRANSFER AGREEMENT

This Transfer Agreement (the “Agreement”) is made on September 6, 2017 by and among EVIO, Inc. (the “Transferee”), PalliaTech, Inc., a Delaware corporation (the “Transferor”) and PhytaTech CO, LLC, a Colorado limited liability company (“PhytaTech”, together with the Transferor, the “Transferor Parties”). The Transferor, the Transferee and PhytaTech are sometimes referred to individually in this Agreement as a “party” and collectively as the “parties”.

Recitals

WHEREAS, the Transferor is (i) the holder of that certain Convertible Unsecured Promissory Note in the principal amount of $1,000,000 issued on May 14, 2014 by PhytaTech in favor of the Transferor (the “Existing PalliaTech Note”), (ii) a licensee, together with PhytaTech, under that certain License Agreement dated May 17, 2016 by and among CannaSys, Inc., a Colorado corporation, the Transferor and PhytaTech (the “CannaSys License Agreement”); and (iii) the assignee under that certain Assignment Agreement dated July 26, 2016 between PhytaTech as assignor and the Transferor (the “LIMS Assignment Agreement”, together with the CannaSys License Agreement, the “License Agreements”); and

WHEREAS, the Transferor Parties, wish to (i) sell, assign and transfer to the Transferee, pursuant to the terms of this Agreement, all of the right, title and interest of the Transferor and, as applicable, of PhytaTech, in and to the CannaSys License Agreement and the LIMS Assignment Agreement (collectively, the “Rights”) and (ii) cancel the Existing PalliaTech Note in exchange for the issuance by Transferee to the Transferor of a secured promissory note in the principal amount of $1,000,000 (the “New PalliaTech Note”) in the form attached to this Agreement as Attachment 1 and the Transferee wishes to acquire the Rights from the Transferor Parties and deliver the aggregate consideration of $1,500,000 payable in accordance with the terms of this Agreement, and

WHEREAS, upon the satisfaction and cancellation of the Existing PalliaTech Note in accordance with the terms and conditions of this Agreement, PhytaTech agrees to issue a new promissory note to the Transferee in an aggregate principal amount equal to $1,300,000 (representing the amounts payable by the Transferee in connection with the satisfaction of the Existing PalliaTech Note) in accordance with the terms and conditions of that certain Promissory Note in substantially the form attached to this Agreement as Attachment 2 (the “PhytaTech Note”) which shall be secured by certain assets of PhytaTech in accordance with the terms and conditions of that certain Security Agreement by and between the Transferee and PhytaTech in substantially the form attached to this Agreement as Attachment 3 (the “PhytaTech SecurityAgreement”).

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of the Rights. As consideration for the transfer of the Rights and the full satisfaction and cancellation of all principal and accrued interest payable by PhytaTech under the Existing PalliaTech Note, the Transferee will pay to the Transferor the sum of $1,500,000 (the “Purchase Price”) payable as follows:

a. Transferee will issue the New PalliaTech Note to Transferor, which shall be secured by certain assets of the Transferee in accordance with terms and conditions of that certain Security Agreement by and between the Transferee and the Transferor in substantially the form attached to this Agreement as Attachment 4 (the “PalliaTech Security Agreement”).

b. Transferee will deliver $500,000 in immediately available funds pursuant to the wire instructions provided by the Transferor, on or prior to the Closing (the “Cash Amount”); and

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2. Transfer of Rights. At the Closing, the Transferor Parties will absolutely and irrevocably transfer, assign and deliver all of the right, title and interest of the Transferor Parties in and to the Rights effective as of the Closing Date. At the Closing, the Transferee will accept the assignment of all of the right, title and interest of the Transferor Parties in and to the Rights, effective as of the Closing Date. From and after the Closing Date, the Transferee shall assume and agrees to be solely responsible for and obligated to perform any and all of the duties, liabilities and obligations of the Transferor Parties under the License Agreements. Transferee may designate one or more affiliates of Transferee (each a “Designee”) to accept transfer or assignment of all or any portion of the Rights, provided that such assignment will not release Transferee from its obligations under this Agreement.

3. Closing. The Closing shall occur on or before the Closing Date by electronic exchange of signatures.

4. Deliveries of the Transferor Parties at the Closing. At or prior to the Closing, the Transferor Parties shall deliver to the Transferee, effective as of the Closing Date:

a. the Second Assignment to the LIMS Assignment Agreement duly executed by the Transferor in substantially the form attached to this Agreement as Attachment 5 (the “Second LIMS Assignment Agreement”);

b. an assignment of the CannaSys License Agreement duly executed by the Transferor Parties in substantially the form attached to this Agreement as Attachment 6 (the “CannaSys Assignment Agreement” and together with the Second LIMS Assignment Agreement, the “Assignment Agreements”);

c. the original Existing PalliaTech Note for cancellation;

d. the PhytaTech Note duly executed by PhytaTech;

e. the PhytaTech Security Agreement duly executed by PhytaTech;

f. the PalliaTech Security Agreement duly executed by PalliaTech;

g. a duly executed Intellectual Property License Agreement between Transferee and PhytaTech in substantially the form attached to this Agreement as Attachment 7 (the “PhytaTech License Agreement”);

5. The Transferee’s Deliveries at the Closing. At the Closing, the Transferee shall deliver to the Transferor Parties, as applicable:

a. the New PalliaTech Note duly executed by the Transferee;

b. the Assignment Agreements duly executed by the Transferee;

c. the PhytaTech License Agreement duly executed by the Transferee;

d. the PhytaTech Security Agreement duly executed by the Transferee;

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e. the PalliaTech Security Agreement duly executed by the Transferee; and

f. the Cash Amount.

6. Conditions to Closing.

a. The Transferee’s Conditions to Closing. The obligation of the Transferor Parties to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions, unless waived in writing by the Transferee:

(i) Representations, Warranties, and Covenants. The representations and warranties of the Transferor Parties contained in this Agreement shall have been true and correct when made on and as of the date of this Agreement and as of the Closing, and the covenants and agreements of the Transferor Parties to be performed on or before the Closing in accordance with this Agreement shall have been duly performed.

(ii) Delivery of Documents. The Transferor Parties shall have executed and be prepared to deliver to the Transferee at the Closing all of the documents listed in Section 4 above.

(iii) Consents. The Transferor Parties, shall have obtained any and all required consents, including, but not limited to, from the State of Colorado Department of Revenue Marijuana Enforcement Division (the “Colorado MED”) and from the Transferor’s shareholders and the members of PhytaTech, if required, for the transactions provided for herein including, without limitation, the assignment of the Rights.

b. The Transferor’s Conditions to Closing. The obligations of the Transferor Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions unless waived by the Transferor Parties:

(i) Representations, Warranties, and Covenants. The representations and warranties of the Transferee contained in this Agreement shall have been true and correct when made on and as of the date of this Agreement and as of the Closing, and the covenants and agreements of the Transferee to be performed on or before the Closing in accordance with this Agreement shall have been duly performed.

(ii) Delivery of Documents and Purchase Price. The Transferee shall have delivered the Cash Amountt and executed and shall be prepared to deliver to the Transferor Parties at the Closing all of the other documents listed in Section 5 above.

(iii) Consents. The Transferee shall have obtained any and all required consents including, but not limited to, from the Colorado MED, for the transactions provided for herein including without limitation, the assignment of the Rights.

7. Representations and Warranties of the Transferor. The Transferor Parties, jointly and severally, hereby represent and warrant the following:

(i) Each of the Transferor Parties are duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

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(ii) The Transferor, as to the LIMS Assignment Agreement and, as to the CannaSys License Agreement, the Transferor Parties, own and have good and valid title to the Rights each is transferring, free and clear of all Liens. Except as contemplated by this Agreement, the Transferor Parties have not assigned or otherwise conveyed or encumbered any interest of the Transferor Parties in and to the Rights .

(iii) The Transferor Parties , have all requisite legal power and authority to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of the Transferor Parties.

(iv) This Agreement constitutes, and upon execution and delivery by the Transferor Parties will constitute, a valid and binding agreement of the Transferor Parties, enforceable in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors and (B) general principles of equity.

(v) Neither the execution and delivery of this Agreement by the Transferor Parties nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by the Transferor Parties will (A) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement (or other similar governing documents) of the Transferor Parties; (B) create a Lien against the Rights, or be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument, or obligation to which the Transferor Parties are a party; or (C) violate or be rendered void or ineffective under any law or order applicable to the Transferor Parties.

(vi) The Transferor Parties, have obtained the consent or approval of any Person or Governmental Authority, including the Colorado MED and, if required, its shareholders or members, that is required in connection with the Transferee’s acquisition of the Rights and the execution and delivery by the Transferor Parties of this Agreement. Except as set forth on Schedule 7(vi), no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by the Transferor Parties or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by the Transferor Parties.

8. Representations and Warranties of the Transferee. The Transferee hereby represents and warrants the following:

(i) The Transferee is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation.

(ii) The Transferee has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite action on the part of the Transferee.

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(iii) This Agreement constitutes, and upon execution and delivery by the Transferee will constitute, a valid and binding agreement of the Transferee, enforceable in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors and (B) general principles of equity.

(iv) Neither the execution and delivery of this Agreement by the Transferee nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by the Transferee will (A) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, partnership agreement (or other similar governing documents) of the Transferee; (B) conflict with, or be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument, or obligation to which the Transferee is a party; or (C) violate or be rendered void or ineffective under any law or order applicable to the Transferee.

(v) The Transferee has obtained the consent or approval of any Person or Governmental Authority that is required in connection with the Transferor’s assignment and transfer of the Rights to the Transferee and the execution and delivery by the Transferee of this Agreement.

9. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i) by mutual written consent of the Transferor and the Transferee;

(ii) by either the Transferor or the Transferee if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated herein;

(iii) by either the Transferor or the Transferee if the transactions contemplated herein shall not have been consummated on or before the date that is sixty (60) days following the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9(iii) shall not be available (A) to any party if such party failed in any material respect to perform any of its obligations under this Agreement or otherwise violated this Agreement in any material respect and (B) shall not be available to the Transferor if PhytaTech failed in any material respect to perform any of its obligations under this Agreement or otherwise violated this Agreement in any material respect;

(iv) by the Transferee, in the event that any of the Transferor Parties shall have (A) had an Order, injunction, judgment, ruling or decree, or other legal restraint or prohibition issued by any court of competent jurisdiction, or Governmental Authority preventing the consummation of the Agreement and the transactions contemplated herein, (B) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement, or (C) materially breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein, provided that the Transferee is not in material breach of any representation, warranty or covenant contained in this Agreement; or

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(v) by the Transferor, in the event that the Transferee shall have (A) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement, or (B) materially breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein, provided at the time of the delivery of such written notice the Transferor is not in material breach of any representation, warranty or covenant contained in this Agreement.

In the event of a termination and abandonment of this Agreement by either the Transferor or the Transferee as provided in this Section 9, this Agreement shall immediately become void and have no effect, and neither the Transferor nor the Transferee shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated herein, except that such obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.

10. Miscellaneous.

(i) Negotiated Agreement. The parties stipulate and agree that the terms and conditions of this Agreement have been negotiated in good faith and represent the legally binding obligation of each party hereto. No inference shall be drawn in favor of or against any party based upon its participation in the drafting of this Agreement.

(ii) Survival. All of the representations and warranties contained in this Agreement shall survive the Closing until a date that is twelve (12) months from the Closing Date. Covenants and agreements contained in this Agreement shall survive the Closing indefinitely unless expressly provided in writing to the contrary.

(iii) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the respective parties hereto, their heirs, successors and assigns.

(iv) Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All amounts denominated in dollars or “$” in this Agreement are references to United States Dollars. All references in this Agreement to exhibits and schedules refer to exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

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(v) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflicts of law.

(vi) Entire Agreement/Amendment. This Agreement, together with the attached Attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, changed, terminated or discharged except by writing duly executed by the parties hereto.

(vii) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

(viii) Notices. All notices and other communications provided for or required under this Agreement shall be in writing and mailed or delivered to the respective parties as follows:

IF TO THE TRANSFEROR:

301 Edgewater Place, Suite 405

Wakefield, MA 01880

Attn: Joseph F. Lusardi

T: 781-451-0150

IF TO PHYTATECH:

PhytaTech CO, LLC

879 Federal Boulevard

Denver, Colorado 80204

Attention: Robert Howland

IF TO THE TRANSFEREE:

EVIO, Inc.

62930 O. B. Riley Road, Suite 300

Bend, Oregon 97703

Attention: William Waldrop

T: 541-633-4568 x1100

Email: William@signalbay.com

With a copy to:

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, NY 10017

Attn: Melanie Figueroa, Esq.

T: 917.546.7707

Email: mxf@msk.com

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or at such other addresses as shall be designated by any party in a written notice to the other parties complying as to delivery with the terms of this Agreement. Any notice, request, demand or other communication which may be required or permitted to be given or served upon the Transferor or the Transferee shall be deemed to have been sufficiently given (i) at the time of delivery when personally delivered to the party to receive notice, (ii) the next business day when sent for next day delivery by a recognized overnight courier service or, (iii) if mailed, three days following deposit in the United States mail, registered or certified, postage prepaid, and addressed to the address shown above or such different address as any of the Transferor, PhytaTech or the Transferee shall have designated by written notice to the other parties.

11. Definitions. Defined terms used in this Agreement shall have the following meanings:

(i) “Agreement” shall have the meaning set forth in the preamble hereto.

(ii) “Closing” shall mean the closing at which the transactions described herein are consummated and this Agreement is executed, but in no event later than the Termination Date.

(iii) “Closing Date” shall mean 11:59 p.m. eastern time on August 31, 2017.

(iv) “Governmental Authority” shall mean any (a) federal, state, local, municipal, or special purpose unit of government; (b) governmental or quasi-governmental authority of any nature (including any governmental or regulatory agency, branch, department, public official, commission, board, or court or other tribunal); or (c) person or unit of government exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(v) “Law” shall mean any federal, state, provincial, local, municipal, foreign, international, multinational, Governmental Authority, or other Order, constitution, law, code, ordinance (including any zoning ordinance or building and use restriction), permit, principle of common or civil law, rule, regulation, statute, or treaty, now existing or hereinafter enacted.

(vi) “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, or other encumbrance.

(vii) “Order” means any award, decision, injunction, judgment, writ, decree, order, ruling, subpoena, determination, interpretation, guidance or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or panel of arbitrators.

(viii) “Person” shall mean any natural person, individual, corporation (including any non-profit corporation), legal person, general or limited partnership, limited liability partnership, or company, joint venture, estate, trust, association, unincorporated organization, organization, joint stock company, labor union, or other entity or Governmental Authority, or any other legal entity.

(ix) “PhytaTech” shall have the meaning set forth in the preamble.

(x) “Termination Date” shall have the meaning set forth in Section 9(iii) hereof.

(xi) “Transferor” shall have the meaning set forth in the.

(xii) “Transferee” shall have the meaning set forth in the preamble.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agreement to be executed as of the date first written above.

TRANSFEROR:

PalliaTech, Inc.

By:	/s/ Joseph F. Lusardi
Joseph F. Lusardi, Authorized Signatory

PHYTATECH:

PhytaTech CO, LLC

By:	/s/ Robert Howland
Robert Howland, Member

TRANSFEREE:

EVIO, Inc.

By:	/s/ William Waldrop
William Waldrop, Authorized Signatory

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Attachment 1

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Attachment 2

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Attachment 3

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Attachment 4

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Attachment 5

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Attachment 6

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Attachment 7

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